PROMISSORY NOTE

February 13, 2001                                                    $500,000.00


FOR VALUE RECEIVED, NCT GROUP, INC., a Delaware corporation (hereinafter called the "Borrower") hereby promises to pay to the order of Carole Salkind or registered assigns (the "Holder") the sum of five hundred thousand Dollars ($500,000.00) on, and to pay interest on the unpaid principal balance hereof at the rate of seven percent (7.0%) per annum from the date hereof (the "Issue Date") until the same becomes due and payable, whether at maturity or upon acceleration or otherwise. The due date of this note shall be 60 days after the date first noted above. Interest shall commence accruing on the Issue Date and shall be payable in arrears on the date the principal amount in respect of which it was accrued is paid, whether at maturity or upon acceleration or by prepayment or otherwise. All payments of principal and shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. The Holder will be issued warrants to purchase $500,000 worth of either Borrower's stock at $.21 (twenty one cents) or Protech, Inc. at $.44 (forty four cents). The warrants will be issued promptly on demand. The Holder can elect to convert principal and interest to either NCTI Group, Inc. stock or Protech, Inc. stock at the share price of the warrants.

                The following terms shall apply to this Note:

                                    ARTICLE I



     1.1 PREPAYMENT. This Note is subject to prepayment.

                                   ARTICLE II

                                EVENTS OF DEFAULT

     If of any of the following events of default (each, an "Event of Default" ) shall occur:

     2.1 FAILURE TO PAY PRINCIPAL OR INTEREST. The Borrower fails (i) to pay the principal hereof when due, whether at maturity upon acceleration or otherwise or
(ii) to pay any installment of interest hereon when due and, in the case of this clause (ii) only, such failure continues for a period of five (5) days after the due date thereof;

     2.2 BREACH OF COVENANT. The Borrower breaches any material covenant or other material term or condition of this Note (other than as specifically provided in Section 2.1 hereof), and such breach continues for a period of ten
(10) business days after written notice thereof to the Borrower from the Holder.

     2.3 BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Borrower or the prospects of the Borrower or a material adverse effect on the Holder or the rights of the Holder with respect to this Note or the shares of Common Stock issuable upon conversion of this Note;

     2.4 RECEIVER OR TRUSTEE. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed;

     2.5 JUDGMENTS. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld; or

     2.6 BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

     2.7 MATERIAL LOSS OR THEFT. Material loss of theft, substantial damage or destruction or unauthorized sale or encumbrance of any material portion of the Collateral (as defined in Article IV hereof) in excess of reasonably expected recoveries under insurance policies.

     2.8 REPORTS. A material omission or misstatement in any of the Debtor's previously or hereafter filed reports pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

Then, upon the occurrence and during the continuation of any Event of Default specified in Sections 2.1, 2.3, 2.5, 2.7 or 2.8 hereof, at the option of the Holder hereof, and upon the occurrence of any event of default specified in Sections 2.4 or 2.6 hereof, the Borrower shall pay to the Holder, in satisfaction of its obligation to pay the outstanding principal amount of this Note and accrued and unpaid interest thereon, an amount equal to the sum of (i) the product of (x) the then outstanding principal amount of this Note multiplied by (y) 110% plus (ii) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the "Default Amount") and such Default Amount, together with all other ancillary amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.


                                   ARTICLE III

                                   MISCELLANEOUS

     3.1 FAILURE OR INDULGENCY NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     3.2 NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Borrower; and the address of the Borrower shall be 20 Ketchum Street, Westport, Connecticut 06880; Facsimile Number: (203) 226-4338. Both the Holder and the Borrower may change the address for service by service of written notice to the other as herein provided.

     3.3 AMENDMENT PROVISION. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

     3.4 ASSIGNABILITY. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns; PROVIDED, HOWEVER, that so long as no Event of Default has occurred, this Note shall only be transferable in whole or in increments of $100,000 to "Accredited Investors" (as defined in Rule 501(a) under the Act).

     3.5 COST OF COLLECTION. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

     3.6 GOVERNING LAW. This Note shall be governed by the internal laws of the State of New Jersey, without regard to conflicts of laws principles. The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the State of New Jersey with respect to any dispute arising under this Note.



     IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this 13th day of February, 2001.

                                       NCT GROUP, INC.

                                       By:    /s/ MICHAEL J. PARRELLA
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                                       Name:  Michael J. Parrella
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                                       Title: Chief Executive Officer
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